Exhibit 99.1

ViaSat Announces Fourth Quarter and Fiscal Year 2017 Results

•	Fiscal year 2017 set multiple new records including awards of $1.7 billion and revenues of $1.6 billion

•	Operating cash flow generation hit highest level in Company history at $411.3 million for fiscal 2017, supporting next-generation satellite platform investments and satellite construction

•	Fiscal year 2017 revenue up 10%, with new record revenues achieved in Satellite Services and Government Systems segments

•	ViaSat-2 satellite scheduled to launch on June 1, 2017 from the Guiana Space Centre in French Guiana

CARLSBAD, Calif., May 23, 2017 – ViaSat Inc. (NASDAQ: VSAT), a global broadband services and technology company, today announced financial results for the fiscal fourth quarter ended March 31, 2017.

“Our strong fourth quarter wrapped up a fiscal year that featured multiple performance records including revenue, cash flow from operations and new contract awards,” said Mark Dankberg, chairman and CEO of ViaSat. “Performance for both the quarter and full fiscal year were driven by our satellite services operations across the residential, aero and government mobility markets, and outstanding results from our government business, where we are capitalizing on our unique market position and capabilities. With our ViaSat-2 launch scheduled for June 1, we are poised to again set a new benchmark for low-cost bandwidth delivery and we’re making great progress with R&D investments in the ViaSat-3 program. Our strategy is simple: we want to lead the way with the highest speeds and the most bandwidth at the lowest total cost, an approach that will continue to redefine global bandwidth economics and open significant opportunities for ViaSat to disrupt multiple markets.”

Financial Results

(In millions, except per share data)	Q4 FY17	Q4 FY16	Year-Over-Year Change	FY17	FY16	Year-Over-Year Change
Revenues	$416.4	$372.0	12.0%	$1,559.3	$1,417.4	10.0%
Net income[1]	$6.7	$4.5	49.4%	$23.8	$21.7	9.3%
Non-GAAP net income[1]	$18.5	$14.3	29.3%	$65.6	$61.0	7.5%
Adjusted EBITDA	$83.5	$80.7	3.5%	$340.8	$330.7	3.1%
Diluted per share net income[1]	$0.11	$0.09	22.2%	$0.45	$0.44	2.3%
Non-GAAP diluted per share net income[1]	$0.32	$0.29	10.3%	$1.23	$1.23	0.0%
Fully diluted weighted average shares	58.4	49.8	17.4%	53.4	49.4	8.0%

New contract awards	$385.6	$451.2	(14.5)%	$1,661.7	$1,483.3	12.0%
Sales backlog[2,5]	$1,024.4	$941.9	8.8%	$1,024.4	$941.9	8.8%

Segment Results

(In millions)	Q4 FY17	Q4 FY16	Year-Over-Year Change	FY17	FY16	Year-Over-Year Change
Satellite Services
New contract awards	$153.0	$135.2	13.2%	$597.2	$511.1	16.8%
Revenues	$160.9	$145.4	10.6%	$629.6	$559.2	12.6%
Operating profit[3]	$32.8	$22.0	49.3%	$131.1	$81.8	60.2%
Adjusted EBITDA	$75.0	$63.7	17.9%	$297.4	$243.7	22.1%

Commercial Networks
New contract awards	$51.3	$74.6	(31.3)%	$213.8	$228.0	(6.3)%
Revenues	$59.1	$62.2	(5.0)%	$244.6	$250.7	(2.4)%
Operating loss[3]	$(52.5)	$(40.4)	(29.9)%	$(180.5)	$(111.3)	(62.1)%
Adjusted EBITDA	$(36.5)	$(26.6)	(37.4)%	$(119.0)	$(56.5)	(110.4)%

Government Systems
New contract awards	$181.3	$241.4	(24.9)%	$850.7	$744.2	14.3%
Revenues	$196.5	$164.4	19.5%	$685.1	$607.5	12.8%
Operating profit [3]	$25.6	$28.7	(10.9)%	$96.7	$87.1	11.0%
Adjusted EBITDA[4]	$45.0	$43.6	3.1%	$162.3	$143.6	13.1%

[1]	Attributable to ViaSat, Inc. common stockholders.
[2]	Amounts include certain backlog adjustments due to contract changes and amendments.
[3]	Before corporate and amortization of acquired intangible assets.
[4]	Government Systems’ segment Adjusted EBITDA for the fourth quarter and fiscal year ended March 31, 2016 has been adjusted to exclude noncontrolling interest, net of tax.
[5]	Backlog does not include anticipated equipment purchase orders or future recurring internet service revenues under commercial in-flight internet agreements, nor does it include contracts with ViaSat’s residential broadband internet subscribers.

Satellite Services

ViaSat’s Satellite Services segment achieved strong growth in the fourth quarter of fiscal year 2017 driven primarily by its diverse broadband service offerings, generating an 11% year-over-year revenue increase to a new record high of $160.9 million. Operating profit and Adjusted EBITDA both grew faster than revenue, as operating profit grew significantly, rising 49% to $32.8 million and Adjusted EBITDA increased 18% to $75.0 million. Fiscal 2017 fourth quarter Adjusted EBITDA margins also remained high at 47%, up from 44% in the same quarter last year. Highlights for the quarter include:

•	Continued interest in premium, higher bandwidth broadband internet plans, plus growth in value-added services continued to drive gains in the residential broadband business, with an Average Revenue Per User (ARPU) of $66.02, up 13% year-over-year. This increase more than offset the effects of the slight decrease in the number of residential subscribers, which totaled approximately 659,000 subscribers at the close of fiscal year 2017.

•	On March 3, 2017, ViaSat and Eutelsat Communications closed their European broadband strategic partnering arrangement, with ViaSat acquiring a 49% interest in Eutelsat’s wholesale services business for $139.5 million. A second entity, which is 51% owned by ViaSat, will focus on providing retail broadband internet services in the European region.

•	In-flight connectivity business grew strongly with in-flight internet services now deployed on 559 commercial aircraft as of March 31, 2017, which was approximately 85 more aircraft than the end of fiscal year 2016.

•	Now covering more than 90% of the world’s most frequently traveled flight paths, ViaSat’s in-flight internet services business continued to expand globally. Following the close of fiscal year 2017, ViaSat had more than 830 commercial aircraft in install backlog.

•	Specific to commercial airline customers:

•	JetBlue announced it became the only airline to offer free, high-speed Wi-Fi at every seat – using ViaSat’s in-flight internet service.

•	Subsequent to the 2017 fiscal year end, Qantas held the first high-speed, high-performance connectivity media flight in Australia; marking a successful trial for ViaSat and partner, nbn™.

•	Following the close of fiscal year 2017, ViaSat announced Icelandair as the first airline to bring high-speed connectivity and internet streaming to transatlantic flights using ViaSat’s in-flight internet system.

Fiscal 2017 Satellite Services segment results also reflected multiple record highs, with revenue growth of 13% to $629.6 million, an operating profit increase of 60% year-over-year to $131.1 million and Adjusted EBITDA of $297.4 million, up 22% over the same period last year.

Commercial Networks

In the fiscal fourth quarter of 2017, ViaSat’s Commercial Networks segment activities were heavily focused on the Company’s ViaSat-3 project, a next-generation satellite platform designed to deliver over 1 Terabit per second (Tbps) of high throughput Ka-band broadband capacity. These anticipated ViaSat-3 investments coupled with next-gen mobility solutions and supplement type certificate (STC) activities supporting recent commercial airline wins, drove R&D expenses up year–over-year by 77%. Additionally, quarterly revenues were down 5% compared to the same period last year. As a result, segment operating losses were higher and Adjusted EBITDA was lower for the fourth quarter of fiscal year 2017, as compared to the same period last year. Highlights for the quarter include:

•	The launch of ViaSat-2 was somewhat further delayed due to civil unrest in French Guiana, the location of the ViaSat-2 launch site. ViaSat-2 is now scheduled to launch on June 1, 2017, with broadband services expected to be available in the fourth quarter of fiscal year 2018 following in-orbit testing.

•	Development of first flight hardware for the ViaSat-3 program remained on track and is expected to begin arriving in ViaSat’s Tempe, Arizona satellite integration facility in late calendar year 2017.

•	Following the close of fiscal 2017, ViaSat introduced its Gen-2 in-flight internet equipment for the ViaSat-2 and ViaSat-3 class satellite platforms. The Gen-2 equipment is expected to offer commercial and government aircraft even faster and higher-quality in-flight internet performance as compared to ViaSat’s prior generation system.

Fiscal 2017 Commercial Networks segment revenues were lower, operating loss was higher and Adjusted EBITDA was lower compared to the same period last year. Earnings decreases were primarily a result of the Company’s fiscal year 2017 ViaSat-3 R&D activities.

Government Systems

In the fourth quarter of fiscal year 2017, ViaSat’s Government Systems segment revenues increased 20% to a record $196.5 million, and Adjusted EBITDA grew 3% to $45.0 million, compared to the prior year period, while the operating profit was slightly lower by $3.1 million. Included in the Company’s fourth quarter and fiscal 2017 results was a loss contingency reserve recorded by ViaSat’s 52% majority-owned subsidiary TrellisWare. This reserve impacted fiscal fourth quarter of 2017 consolidated and segment operating profit by a total amount of $11.8 million; with a net effect after noncontrolling interest impacts to net income attributable to ViaSat, Inc. common stockholders of $4.0 million or $0.07 per diluted share and Adjusted EBITDA of $8.1 million (See Table: ‘An Itemized Reconciliation between Segment Operating Profit (Loss) Before Corporate, Amortization of Acquired Intangibles and Adjusted EBITDA’). Excluding the impacts of this reserve, year-over-year segment operating profits and Adjusted EBITDA for the fiscal fourth quarter of 2017 would have grown by 30% and 22%, respectively. Highlights for the quarter include:

•	Record year-to-date segment contract awards of $850.7 million, reflecting a 1.2 to 1 book-to-bill ratio, supported strong segment backlog of $633.3 million, a 30% increase over the same period last year.

•	Revenue growth in the quarter and year-to-date was driven by ViaSat’s cybersecurity and information assurance, tactical data link and tactical satellite communication radio products.

•	Global mobile broadband service revenues were boosted by increased satellite service subscriptions for senior U.S. government leader aircraft in both the quarter and year-to-date periods.

•	Following the close of fiscal year 2017, the KOR-24A Small Tactical Terminal (STT) airborne radio continued to expand its presence on a number of U.S. and Allied radio programs and platforms, including the Boeing AV-8B Harrier aircraft.

ViaSat’s Government Systems segment performance for fiscal year 2017 included a number of new record highs: revenue growth of 13% to $685.1 million, operating profit growth of 11% to $96.7 million and Adjusted EBITDA growth of 13% to $162.3 million compared to fiscal 2016.

Conference Call

ViaSat will host a conference call to discuss the fourth quarter and fiscal year 2017 results. Details follow:

DATE/TIME:	Tuesday, May 23, 2017 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:	Available from 8:00 p.m. Eastern Time on Tuesday, May 23 until 11:59 p.m. Eastern Time on Wednesday, May 24 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 24663268.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2018 and beyond; satellite construction and launch activities; including the launch, in-orbit testing and entry into service of the ViaSat-2 satellite; the performance and benefits of our ViaSat-2 and ViaSat-3 class satellites; the expected completion, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; the development and performance of equipment and hardware for the ViaSat-2 and ViaSat-3 class satellite platforms and the benefits associated therewith; international expansion plans; our strategic partnering arrangement with Eutelsat and the costs, economics and other benefits associated therewith; and the roll-out and uptake of products and services by, and services offered by, our airline partners as well as our commercial networks and government systems customers. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to realize the anticipated benefits of our strategic partnership arrangement with Eutelsat; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

About ViaSat

ViaSat, Inc. (NASDAQ: VSAT) keeps the world connected. As a global broadband services and technology company, ViaSat ensures consumers, businesses, governments and military personnel have communications access – anywhere – whether on the ground or in-flight. The Company’s innovations in designing highest-capacity satellites and secure ground infrastructure and terminal technologies coupled with its international network of managed Wi-Fi hotspots enable ViaSat to deliver a best available network that extends the reach and accessibility of broadband internet service, globally. For more information, visit: www.viasat.com, or follow ViaSat on Facebook, Twitter, LinkedIn or YouTube.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2017 ViaSat, Inc. All rights reserved. ViaSat, and the ViaSat logo, are registered trademark of ViaSat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Twelve months ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Revenues:
Product revenues	$196,451	$176,523	$713,936	$664,821
Service revenues	219,968	195,441	845,401	752,610

Total revenues	416,419	371,964	1,559,337	1,417,431

Operating expenses:
Cost of product revenues	141,942	133,414	524,026	489,246
Cost of service revenues	132,159	129,125	524,949	495,099
Selling, general and administrative	96,562	77,536	333,468	298,345
Independent research and development	39,857	21,615	129,647	77,184
Amortization of acquired intangible assets	3,223	2,780	10,788	16,438

Income from operations	2,676	7,494	36,459	41,119
Interest expense, net	(66)	(5,990)	(11,075)	(23,522)

Income before income taxes	2,610	1,504	25,384	17,597
(Benefit from) provision for income taxes	(1,639)	(2,883)	3,617	(4,173)

Net income	4,249	4,387	21,767	21,770
Less: net (loss) income attributable to noncontrolling interests, net of tax	(2,401)	(63)	(2,000)	29

Net income attributable to ViaSat Inc.	$6,650	$4,450	$23,767	$21,741

Diluted net income per share attributable to ViaSat Inc. common stockholders	$0.11	$0.09	$0.45	$0.44

Diluted common equivalent shares	58,425	49,782	53,396	49,445

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

	Three months ended		Twelve months ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
GAAP net income attributable to ViaSat Inc.	$6,650	$4,450	$23,767	$21,741
Amortization of acquired intangible assets	3,223	2,780	10,788	16,438
Stock-based compensation expense	15,852	13,194	55,775	47,510
Acquisition related expenses	—	—	615	—
Income tax effect	(7,266)	(6,143)	(25,372)	(24,664)

Non-GAAP net income attributable to ViaSat Inc.	$18,459	$14,281	$65,573	$61,025

Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders	$0.32	$0.29	$1.23	$1.23

Diluted common equivalent shares	58,425	49,782	53,396	49,445

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

	Three months ended		Twelve months ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
GAAP net income attributable to ViaSat Inc.	$6,650	$4,450	$23,767	$21,741
(Benefit from) provision for income taxes	(1,639)	(2,883)	3,617	(4,173)
Interest expense, net	66	5,990	11,075	23,522
Depreciation and amortization	62,524	59,914	245,922	242,076
Stock-based compensation expense	15,852	13,194	55,775	47,510
Acquisition related expenses	—	—	615	—

Adjusted EBITDA	$83,453	$80,665	$340,771	$330,676

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended March 31, 2017				Three months ended March 31, 2016
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems		Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$32,822	$(52,499)	$25,576	$5,899	$21,981	$(40,411)	$28,704		$10,274
Depreciation *	34,724	6,093	8,988	49,805	35,025	4,928	8,692		48,645
Stock-based compensation expense	3,569	6,172	6,111	15,852	3,193	5,252	4,749		13,194
Other amortization	3,898	3,719	1,879	9,496	3,451	3,650	1,388		8,489
Acquisition related expenses	—	—	—	—	—	—	—		—
Noncontrolling interests	—	—	2,401	2,401	—	—	63	**	63

Adjusted EBITDA	$75,013	$(36,515)	$44,955	$83,453	$63,650	$(26,581)	$43,596	**	$80,665

	Twelve months ended March 31, 2017				Twelve months ended March 31, 2016
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems		Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$131,085	$(180,496)	$96,658	$47,247	$81,830	$(111,339)	$87,066		$57,557
Depreciation *	141,108	24,483	35,095	200,686	137,541	21,693	33,852		193,086
Stock-based compensation expense	11,917	22,225	21,633	55,775	10,798	19,029	17,683		47,510
Other amortization	13,136	14,631	6,681	34,448	13,499	14,068	4,985		32,552
Acquisition related expenses	190	179	246	615	—	—	—		—
Noncontrolling interests	—	—	2,000	2,000	—	—	(29	)**	(29)

Adjusted EBITDA	$297,436	$(118,978)	$162,313	$340,771	$243,668	$(56,549)	$143,557	**	$330,676

*	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.
**	Government systems segment Adjusted EBITDA has been adjusted to exclude noncontrolling interest, net of tax.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
	March 31, 2017	March 31, 2016
Assets

Current assets:
Cash and cash equivalents	$130,098	$42,088
Accounts receivable, net	263,721	286,724
Inventories	163,201	145,161
Prepaid expenses and other current assets***	57,836	47,583

Total current assets	614,856	521,556

Property, equipment and satellites, net	1,648,878	1,385,107
Other acquired intangible assets, net	41,677	33,604
Goodwill	119,876	117,040
Other assets***	529,366	340,005

Total assets	$2,954,653	$2,397,312

	As of	As of
	March 31, 2017	March 31, 2016
Liabilities and Equity

Current liabilities:
Accounts payable	$100,270	$95,645
Accrued liabilities	225,247	184,344

Total current liabilities	325,517	279,989
Senior Notes, net***	575,380	575,304
Other long-term debt, net***	273,103	370,224
Other liabilities	42,722	37,371

Total liabilities	1,216,722	1,262,888

Total ViaSat Inc. stockholders’ equity	1,734,618	1,129,103
Noncontrolling interest in subsidiaries	3,313	5,321

Total equity	1,737,931	1,134,424

Total liabilities and equity	$2,954,653	$2,397,312

***	The Company adopted Accounting Standards Updated 2015-03 Interest — Imputation of Interest (ASC 835-30): Simplifying the Presentation of Debt Issuance Costs retrospectively during the first quarter of fiscal 2017 and resultantly reclassified unamortized debt issuance costs as a direct deduction from the carrying amount of the Senior Notes and other long-term debt for all periods presented.

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ViaSat, Inc. Contacts:

Chris Phillips, Public Relations, 760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, 760-476-2633, IR@viasat.com